Exhibit 24.1
DOUBLE-TAKE SOFTWARE, INC.
     KNOW ALL MEN BY THESE PRESENTS that the undersigned Officers and Directors of Double-Take Software, Inc., a Delaware corporation (the “Corporation”), hereby constitute and appoint Dean Goodermote and S. Craig Huke, and each of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and any one or more of them, to sign for the undersigned and in their respective names as Officers and as Directors of the Corporation the Registration Statement on Form S-8 of the Corporation to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and any amendment or amendments to such Registration Statement, relating to securities of the Corporation acquired under or to be offered under the Corporation’s 2006 Omnibus Incentive Plan, the Non-Executive Director Stock Option Plan, the 2003 Employees Stock Option Plan and the 1996 Employees Stock Option Plan, and the undersigned hereby ratify and confirm all acts taken by such agents and attorneys-in-fact, or any one or more of them, as herein authorized.
Date: December 14, 2006

Name	Title

/s/ Dean Goodermote Dean Goodermote	President, Chief Executive Officer and Chairman of the Board of Directors

/s/ S. Craig Huke S. Craig Huke	Vice President and Chief Financial Officer

/s/ Paul Birch Paul Birch	Director

/s/ Ashoke (Bobby) Goswami Ashoke (Bobby) Goswami	Director

/s/ John B. Landry John B. Landry	Director

/s/ Laura L. Witt Laura L. Witt	Director

/s/ John W. Young John W. Young	Director